ASSET SALE, PURCHASE AND TRANSFER AGREEMENT

This Asset Sale, Purchase and Transfer Agreement (this "Agreement") is made between MIAD Systems LTD, a Canada corporation  ("Seller"), and  MIAD INFORMATION SYSTEMS LTD. ("Buyer").

RECITALS:

A.  Seller currently owns or leases certain assets that are used in the conduct of Seller's computer distribution and  custom assembled personal computer system business located exclusively in Ontario, Canada (“Business”).

B.  Prior to the Closing Date, Seller may:  (i) transfer to BUYER all of its assets in the Business, and (ii) transfer to BUYER and BUYER, respectively accepts, all rights, liabilities and obligations of MIAD with respect to the assets transferred to them.  Notwithstanding the foregoing transfers, Seller shall be bound by the covenants made by and obligations imposed on Seller in this Agreement and shall be entitled to exercise the rights granted to Seller in this Agreement.

It is therefore agreed as follows:

Definitions.  As used herein, the following terms shall have the following meanings:

A.  Assets.  The term "Assets" shall mean all of the rights, properties, and assets used in the conduct of the Seller's Business (including, without limitation, the real and personal property, Facility, Contracts, and other items and leases described in Sections 1.1, 1.2, 1.3, and 1.4.

B.  Contracts.  The term "Contracts" shall mean the contracts and leases (except for the long term leases described in Section 1.3), which are described in Sections 1.1 and 1.2 and 1.4.

C.  Closing.  The term "Closing" or "Closing Date" shall have the meaning ascribed to it in Section 3.1.

D.   Material Adverse Effect.  The term "Material Adverse Effect" shall mean events which have an adverse effect in the aggregate which, measured in dollars, exceeds the sum of $15,000.

E.  Material Contract.  The term "Material Contract" shall have the meaning ascribed to it in Section 5.3.

F.  Proration Date.  The term "Proration Date" shall mean the specific date set for Closing in Section 3.1, or any subsequent date set for Closing, provided that the actual date of Closing occurs within five (5) business days after said date set for Closing.

G.  Affiliate of Seller.  The term "Affiliate of Seller" shall mean (i) any individual, partnership, corporation, or other entity or person which is owned or controlled directly or indirectly by Seller; (ii) any other individual, partnership, corporation, or other entity or person which controls or is controlled by or under common control with Seller; and (iii) any officer, director, partner, or owner of 10 percent or greater equity or voting interest in any such other corporation, partnership, or other entity or person.

H.  Code.  The term "Code" shall mean the Internal Revenue Code of 1986, as amended.

I.  Designee.  The term "Designee" shall mean a person designated by Buyer to whom particular Assets are to be transferred by Seller at Closing.  Buyer shall specify each Designee and Assets to be transferred to such Designee to Seller at least fifteen (15) business days in advance of Closing for purposes of the conveyance instruments described in Section 3.4, and shall specify each potential Designee and Assets to be transferred to such Designee to Seller within three (3) weeks of mutual execution of this Agreement for purposes of requesting consents for assignments of Contract, permits, licenses, and Long Term Leases.  Buyer may designate one or more of its subsidiaries and up to three additional persons or entities as Designees.

J.  Agreement.  The term "Agreement" shall mean this instrument and all

Schedules and Exhibits attached hereto.

1.  Sale, Purchase and Transfer of Assets.

    Subject to the terms and conditions of this Agreement, at the Closing referred to herein, Seller agrees to sell, transfer and assign and Buyer agrees to purchase and accept on the terms stated herein, all of Seller's right, title and interest in and to the Assets, including, without limitation, the following:

        1.1  Real Property.

          (a).  Any and all real property of Seller.

(b).  Buildings, Improvements and Easements. All buildings and improvements, all roads, bridges, permits, servitudes, and easements, owned or leased by Seller or which Seller has a right to use and on or appurtenant to the Properties.

(c).  Other Rights.  All other contracts and rights specifically relating to the Timberland Properties and operations thereon including, but not limited to, contracts, contract rights, leases, servitudes, permits, licenses, notifications, approvals and authorizations of governmental bodies, to the extent assignable.

         1.2  Personal Property. All of the personal property of Business, shall be transferred, sold and assigned to Buyer, including, without limitation, the following:

(a).  Records. Seller's management and other records relating to the Business and other Assets which, in the reasonable judgment and discretion of Seller, are segregated or segregatable by Seller from the overall records of Seller, including but not limited to inventory systems, hardware, software, records, customer lists, computers, office equipment and furniture.

(b).  Mobile Equipment, Machinery and Equipment.  The mobile equipment, machinery, equipment, tools, fixtures and furniture used  by Seller exclusively or primarily in connection with the Business as such items listed thereon may have been sold, replaced, deleted or added in the ordinary course of business, together with certificates of title for motor vehicles which are licensed and owned by Seller.

(c).  Office Supplies.  The office supplies and forms, packaging materials and similar miscellaneous tangible personal property used by Seller exclusively or primarily in connection with the Business.

(d).  Contracts.  All rights and obligations under those instruments not related to real property, including the contracts, leases, permits and licenses to the extent the same are assignable, including sales orders and commitments, purchase orders and commitments, agreements and contracts of Seller which relate to work or services to be performed for the Business or Assets.

(e).  all of Seller's bank accounts, depository accounts, lockbox and other accounts and deposit books and all cash therein, and all other cash, cash equivalents, and securities, including securities of Affiliates of Seller;

          (f).  pension, retirement savings or other funded employee benefit plan assets of Seller or the Business;

(g).  tax refunds, security deposits and pledges and releases thereof, bonds and undertakings and releases thereof, all prepaid and deferred items (including prepaid rent and other prepaid expenses) and other credits, reimbursements and refunds to be made by third parties to Seller attributable in each case to periods prior to the Closing Date, whether such credits, reimbursements and refunds occur before or after the Closing Date;

(h).  accounts receivables reflected on Seller's books for goods invoiced, shipped, or delivered, and advance payments generated or incurred by or in connection with the (including allowances for deductions from remittances, employee advances, rebates, receivables, deposits on bids) and other receivables and claims including claims against third parties which arise from acts or events occurring prior to the Closing Date;

(i).  minute books, stock ledger records and related corporate records and partnership records of the Seller, or Affiliates of Seller, and all trade marks, trade names, and logos owned by Seller, and intellectual ;

(j).  any insurance policies, premiums, refunds and proceeds relating to the Business;

(k).  all of Seller's personal property, rights and interests which are related primarily to the headquarters or partnership or corporate management of the Business, including but not limited to the all office equipment, and  machinery, fixtures, furniture, office supplies, all computer hardware, software peripherals, computer programs and supplies, and computer licenses relating to the foregoing items, and all other similar personal property, rights and interests located at the Business.

(l).  all personal property which is owned by a third party but not leased by Seller which is in the custody of Seller, together with all other non-operating assets owned by any Affiliate of Seller which may be held by Seller.

          1.3  Assignment of Contracts.

(a).  Contracts Assignable Without Consent.  Seller agrees to assign or cause to be assigned to Buyer or a Designee, as of the Closing, all of the rights of Seller under the Contracts that are assignable without consent of any third party and Buyer shall assume, as of the Closing, all obligations of Seller thereunder which arise before, at or after Closing.

(b).  Seller to Use Reasonable Efforts.  Anything in this Agreement to the contrary notwithstanding, Seller shall not be obligated to sell, assign, transfer or convey or cause to be sold, assigned, transferred or conveyed to Buyer or a Designee, if applicable, any of its rights in and to any of the Contracts without first obtaining all necessary approvals, consents or waivers.  Seller shall use all reasonable efforts, and Buyer shall reasonably cooperate with Seller, to obtain all necessary approvals, consents or waivers, or to resolve any impracticalities of transfer necessary to assign or convey to Buyer or a Designee, if applicable, each such Contract as soon as practicable; provided, however, that neither Seller nor Buyer shall be obligated to pay any consideration therefor except for filing fees and other ordinary administrative charges which shall be paid by Seller to the third party from whom such approval, consent or waiver is requested.  Such approvals, consents, and waivers shall be in favor of both Buyer and, if applicable, a Designee.  In the event Seller obtains consent to assignment of a Contract prior to the Closing, Buyer shall assume, as of Closing, all obligations of Seller thereunder which arise before, at or after the Closing, as though no consent was required.

(c).  If Waivers or Consents Cannot be Obtained.  To the extent that any of the approvals, consents or waivers referred to in have not been obtained by Seller as of the Closing, or until the impracticalities of transfer are resolved, Seller shall, during the remaining term of such Contracts, use all reasonable efforts to (i) obtain the consent of any such third party with the filing fees and ordinary administrative charges payable to such third party to be split equally by the parties; (ii) cooperate with Buyer in any reasonable and lawful arrangements designed to provide the benefits of such Contracts to Buyer or a Designee, if applicable, so long as Buyer fully cooperates with Seller in such arrangements; and (iii) enforce, at the request of Buyer and at the expense and for the account of Buyer, any rights of Seller arising from such Contracts against such issuer thereof or the other party or parties thereto (including the right to elect to terminate any such Contracts in accordance with the terms thereof upon the request of, and indemnification from, Buyer).

(d).  Non-assignability.   The rights and obligations of either party is not capable of being sold, assigned, transferred or conveyed without the approval, consent or waiver of the issuer thereof or the other party thereto, or any third person (including a government or governmental unit), or if such sale, assignment, transfer or conveyance or attempted assignment, transfer or conveyance would constitute a breach thereof or a violation of any law, decree, order, regulation or other governmental edict, this Agreement shall not constitute a sale, assignment, transfer or conveyance thereof, or an attempted assignment, transfer or conveyance thereof.

          1.4  Transferring Permits and Licenses.  Seller will assign, transfer or convey, or cause to be assigned, transferred or conveyed to Buyer or a Designee, if applicable, at the Closing those permits and licenses, to the extent that any Contract or any claim, right or benefit arising thereunder are held or used by the Seller in connection with the Assets and which can be assigned without having to obtain the consent of any third party with respect thereto.  Seller will cooperate with Buyer in obtaining any third party consents necessary to the assignment or transfer of any other permits or licenses used or held by Seller in connection with the Assets which are so assignable or transferable; however, neither Seller nor Buyer shall be obligated to pay any consideration therefor except for filing fees and other ordinary administrative charges which shall be paid by Buyer to the third party from whom such approval, consent or waiver is requested.  Buyer shall assume, as of Closing, all obligations of Seller arising prior to, at or after Closing under those permits and licenses which can be transferred without having to obtain the consent of any third party and those permits and licenses for which consent to transfer is obtained prior to Closing.  Subsequent to the Closing, to the extent permitted by law, upon ninety (90) days prior written notice, Seller shall have the right to cancel any permits or licenses or any bonds, guarantees or undertakings by Seller applicable to the Assets or the

Business to the extent such are not so assigned or transferred to Buyer or to a Designee pursuant to this Section.

          1.5.  Liabilities Assumed by Buyer; Liabilities Not Assumed by

Buyer.

(a).  Assumed Liabilities.  Buyer shall, effective as of the Closing and without any further responsibility or liability of or recourse to Seller, or its directors, shareholders, officers, partners, employees, agents, consultants, representatives, successors, transferees or assignees, absolutely and irrevocably assume and shall be liable and responsible for the claims, liabilities, and obligations of Seller with respect to the Business, whether or not disclosed to Buyer, and whether or not occurring or arising prior to, at or after Closing.

Without limiting the foregoing, Buyer shall assume the following:

(i).  Buyer shall assume the Long Term Leases of the Company and all other Contracts assigned to Buyer or a Designee pursuant to permits and licenses assigned to Buyer;

(ii).  Buyer shall assume the employee matters that include but are not limited to contracts, benefits, stock option plan and other benefits, insurance, health care, dental and other plans;

(iii.) Buyer shall assume all undertakings of, and liabilities and obligations of Seller included all notes, loan payable, accounts payable and accrued liabilities, and all supplier contracts including Ingram Micro Canada, Inc. and Synnex Canada, Inc.

(iv)  trade accounts payable for items purchased and delivered as of the Closing Date, and all accrued expenses of the type set forth or under generally accepted accounting principles should be, accrued at Closing;

                      (v)  all liabilities and obligations for taxes;

                      (vi)  all liabilities and obligations of Seller to any Affiliate of Seller;

                      (vii)  any liabilities or obligations to or with respect to employees of Seller;

(viii)  any obligations for borrowed funds which seller has disclosed; the term "borrowed funds" shall not be construed to include purchase money contracts and similar security interests for personal property;

(ix)  all bodily injury claims occurring on or in connection with the Assets prior to Closing and all product liability claims arising from sale or operation of the Assets prior to Closing;

(x)  all undertakings of, and liabilities and obligations assumed by, BUYER, and all indemnity obligations of BUYER, contemplated by or set forth in the Transaction Agreement/Undertaking, except for the undertakings, assumed liabilities and obligations, and indemnity obligations described in this Agreement.

2.  Purchase Price.  Subject to adjustment in accordance with the provisions of this Agreement, the purchase price for the Assets ("Purchase Price") shall be the dollar value by which Seller's assets exceed Seller's liabilities on the date of closing. Buyer will pay the difference to Seller. If Seller's liabilities exceed Seller's assets on the date of closing, Buyer will assume the additional liabilities without further consideration.

3.  Closing.

3.1  Date of Closing.  The Closing shall take place at the offices of Seller at 43 Riviera Drive, Unit 6, Markham, Ontario, Canada. or at such other place as the parties may agree in writing, on October 10, 2006, unless an earlier or later date are mutually designated by Seller and Buyer.  The foregoing date is the date on which the Seller's deed(s) to Buyer and any Designees are to be recorded immediately prior to the delivery of the Purchase Price to Seller and is referred to in this Agreement as the "Closing" or "Closing Date".  Seller shall deliver possession of the Assets to Buyer on the Closing Date.

    3.2  Documents to be Delivered by Seller .  At or prior to the Closing, Seller shall deliver, or cause to be delivered, the following:

(a).  documents of transfer, bills of sale, certificates of title and other instruments of transfer, dated the Closing Date, transferring to Buyer and any Designees title to the Assets.

(b).  documents evidencing the assignment and assumption of the Contracts to Buyer or a Designee (together with any third-party consents required for such transfers) and the assignment and assumption of any permits and licenses (together with any third-party consents required for such transfers) not transferred pursuant to Section 3.4(a), and the Assignment, Acceptance, and Assumption Agreement described in Section 1.8;

3.3  Documents to be Delivered by Buyer.  At or prior to the Closing Date, Buyer shall deliver the following:

(a).  documents evidencing the assignment and assumption of all Contracts and the assignment and assumption of all permits and licenses transferred by Seller to Buyer pursuant to Section 3.

(b).  a copy of the resolutions of the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement by Buyer.

3.4 Transfer Taxes; Prorations.  Any recording fees, transfer taxes, or sales taxes payable as a result of the sale of the Assets shall be paid by Seller.

4. Conduct of the Seller Pending Closing.

(a)  Between the date hereof and the Closing Date, Seller shall continue to    operate the Business in the ordinary course and in a manner reasonably consistent with its present operating plan.

(b)  Seller will not take any action, (I) the result of which will be to create a Material Adverse Effect on the value of the Assets, or (ii) which is both not reasonably consistent with its normal operating plan and not in the ordinary course of business, except as otherwise set forth in this Section 4.

(c) Notwithstanding the foregoing, the parties agree that, if the Closing Date is     extended beyond November 1, 2006, Seller shall be deemed to be operating the Business in the ordinary course of business from November 1, 2006, to the date the Closing actually occurs.

5.  Representations of Seller.  Seller represents to Buyer that:

5.1

Organization, Standing and Authority.  Seller is a corporation organized,

existing, and in good standing under the laws of Canada.

5.2

Authorization of Agreement; Authority.  The execution, delivery and performance of this Agreement by Seller has been duly authorized by all necessary corporate action of Seller, and this Agreement constitutes the valid and binding obligation of Seller, enforceable in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding inequity or at law).  The execution, delivery and performance of this Agreement by Seller will not (a) violate or conflict with the Seller's power and authority ; (b) constitute a violation of any law, regulation, order, writ, judgment, injunction or decree applicable to Seller; or (c) subject to the receipt of appropriate consents as specified in this Agreement as of the Closing Date and subject to the provisions of Section 1.6(d), conflict with, or result in the breach of the provisions of, or constitute a default under, any agreement, license, permit or other instrument to which Seller is a party or is bound or by which the Assets are bound.

5.3

Material Contracts.  All of the Material Contracts  which are to be transferred to Buyer at Closing have not been further modified, or amended.  A Material Contract shall mean a Contract which involves payments, performance of services or delivery of goods by or to Seller after the Closing Date in an amount or value of two thousand dollars ($2,000.00) or more.

5.4

Litigation; Compliance with Laws. There are no judicial or administrative actions, proceedings or investigations pending or, to the best of Seller's knowledge, threatened, that question the validity of this Agreement or any action taken or to be taken by Seller in connection with this Agreement. There is no claim, litigation, proceeding or governmental investigation pending or, to the best of Seller's knowledge, threatened, or any order, injunction or decree outstanding which, if decided unfavorably, would cause Buyer to incur loss or damage in excess of one thousand dollars ($1,000.00) which has not or will not have been resolved by Seller prior to Closing.

5.5

Personal Property.  Seller has, or will have on the Closing Date, good and marketable title (which includes leasehold title if applicable) to the personal property to be transferred to Buyer on the Closing Date pursuant to subject to equipment leases, purchase money contracts, and similar security interests to be assumed by Buyer.

            5.6   Disclaimer of Warranties and Representations From Seller; AS IS; Indemnity

(a).  Personal Property.  Except as otherwise expressly set forth in this Agreement, this Agreement is executed, and the personal property will be transferred, without any warranty of title, either express or implied, and without any express or implied warranty or representation as to the merchantability or fitness for any purpose of any of the equipment or other personal property included in the Assets, and without any other express or implied warranty or representation whatsoever.

(b).  Real Property.   Except as otherwise expressly set forth in this Agreement, this Agreement is executed, and the real property including will be transferred, without any warranty of title, either express or implied, except warranties (if any) contained in the deed(s) conveying the real property included in the Assets, and without any express or implied warranty or representation as to the merchantability of any of the real property included in the Assets, acreage, legal access, operations or encroachments or any other condition affecting the Assets.

(c).  Disclaimer.  Except as otherwise expressly set forth in this Agreement, the transaction contemplated hereby shall be without any express, implied, statutory or other warranty or representation as to the condition, quantity, quality, fitness for particular purpose, freedom from vices or defects, conformity to models or samples of materials or merchantability of any of the Assets, their fitness for any purpose, and without any other express, implied, statutory or other warranty or representation whatsoever.  In addition, except as otherwise expressly set forth in this Agreement, Seller makes no warranty or representation, express, implied, statutory or otherwise, as to the accuracy or completeness of any data, reports, records, projections information or materials now, heretofore or hereafter furnished or made available to the Buyer in connection with this Agreement including, without limitation, any description of the Assets, pricing assumptions, or the environmental condition of the Assets or the portions affected by the Endangered Species Act or any other materials furnished or made available to Buyer by Seller or its agents or representatives; any and all such data, records, reports, projections, information and other materials furnished by Seller or otherwise made available to Buyer are provided to Buyer as a convenience, and shall not create or give rise to any liability of or against Seller; and any reliance on or use of the same shall be at Buyer's sole risk.

6.  Representations of Buyer.  Buyer represents to Seller as follows:

6.1

Buyer's Organization.  Buyer is a corporation organized, existing and in good standing under the laws of Canada and has the full corporate power and authority to enter into and to perform this Agreement. Buyer is qualified to do business and is in good standing in Canada.

6.2

Authorization of Agreement.  The execution, delivery and performance of this

Agreement by Buyer have been duly authorized by all necessary corporate action of Buyer, and this Agreement constitutes the valid and binding obligation of Buyer enforceable against it in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

            6.3  Consents of Third Parties.  The execution, delivery and performance of this Agreement by Buyer will not (a)  violate or conflict with the articles of organization or by-laws of Buyer; or (b) constitute a violation of any law, regulation, order, writ, judgment, injunction or decree applicable to Buyer.

            6.4  Litigation.  There are no judicial or administrative actions, proceedings or investigations pending or, to the best of Buyer's knowledge, threatened, that question the validity of this Agreement or any action taken or to be taken by Buyer in connection with this Agreement. There is no litigation, proceeding or governmental investigation pending or, to the best of Buyer's knowledge, threatened, or any order, injunction or decree outstanding, against the Buyer that, if adversely determined, would have a material effect upon Buyer's ability to perform its obligations under this Agreement.

7.  Further Agreements of the Parties.

            7.1  Access to Information.  Buyer and each Designee shall have access to information and other Assets for due diligence investigation purposes and to facilitate an orderly transition in the management of those Assets in anticipation of Closing.  In addition, Seller will make available to Buyer and each Designee its financial statements and shall cooperate and instruct Seller's independent auditors to cooperate, at

Buyer's expense, in preparing the financial statements   which Buyer will, or such Designee may, be required to file with the Securities Exchange Commission.

            7.2  Notice of Changes and Events.  Each party shall promptly notify the other party in writing, and furnish to such party any information that such party may reasonably request, with respect to the occurrence of any event or the existence of any state of facts that would (i) result in the party's representations and warranties not being true if they were made at any time prior to or as of the Closing Date, or (ii) impair the party's ability to perform its obligations under this Agreement.

            7.3  Expenses.  Except as otherwise specifically provided in this

Agreement, Buyer and Seller shall bear their own respective expenses incurred in connection with this Agreement and in connection with all obligations required to be performed by each of them under this Agreement.

            7.4  Publicity.  Buyer and Seller shall consult with each other before issuing any public announcement or press release concerning the transactions contemplated by this Agreement and, except as may be required by applicable law or regulation or rule of any stock exchange or organized securities market on which the securities of Buyer or Seller's securities listed or traded, will not make a public announcement or issue a press release prior to such consultation.  If Buyer or Seller is so required to make a public announcement or issue a press release such party shall use its best efforts to inform the other party hereto prior to making or issuing it.

            7.5  Preservation of Records.

(a).  Buyer agrees that, without expense to Seller, Buyer or one or more Designees  (i) shall preserve and keep the records and (b) shall give Seller reasonable access to such records and to personnel during regular business hours if needed for any bona fide purpose, provided such access shall be at Seller's cost and expense, including reimbursement of Buyer's or any affected Designee's extraordinary costs, if any, of providing such access.

(b). Buyer agrees that neither Buyer nor any Designee shall destroy the records described in Subsection (a) without first giving Seller sixty (60) days advance written notice and an opportunity to take custody of such records, at Seller's cost and expense, including reimbursement of Buyer's or any affected Designee's extraordinary costs, if any.

            7.6  Confidentiality.  Seller and Buyer hereto covenant and agree that the terms and provisions of this Agreement and all information and data obtained in connection with this Agreement shall be treated as Confidential.  If this Agreement is terminated for any reason, the foregoing covenant shall survive the termination; if this Agreement is not so terminated, then the foregoing covenant shall be deemed terminated at Closing.

            7.7   Termination.  This Agreement shall be terminated at any time prior to the Closing:

(a).  by mutual written agreement executed by Seller and

Buyer; or

(b).  by either party if applicable law prohibits the consummation of the sale and purchase of the Assets pursuant to this Agreement or if, at the Closing Date, any action, proceeding or investigation shall have been instituted or threatened in writing by any governmental agency seeking to enjoin, restrain, prohibit, impose material conditions upon or obtain substantial damages in respect of, the transactions contemplated by this Agreement; or

8.  Default; Remedies; Arbitration.

            8.1  Default; Remedies.  Time is of the essence of this Agreement. If either party fails or refuses to carry out this Agreement according to its terms, the other party shall be entitled to the remedies set forth below.

            8.2  Arbitration.  This Agreement shall not be subject to termination except as specifically provided in this Agreement.  Any question, controversy or claim arising under or relating to this Agreement, including without limitation any such matter pertaining to an alleged event having a Material Adverse Effect or any adjustment of the Purchase Price, or for any breach hereof, shall be settled by arbitration in accordance with the rules of the American Arbitration Association and the provisions of the laws of Canada relating to arbitration, as said rules and laws are in effect on the date of this Agreement.  The arbitration shall be conducted in Ontario, Canada, by and before a single arbitrator, who is experienced in the problem or problems in dispute, to be agreed upon by the Seller and Buyer, or if they are unable to agree upon an arbitrator within ten (10)

days after written demand by either party for arbitration, then, at the written request of either party, the arbitrator shall be appointed by the American Arbitration Association, Proceedings to obtain a judgment with respect to any award rendered hereunder shall be undertaken in accordance with the law of the Province of Ontario including the conflicts of laws provisions thereof.

            Each party shall pay one-half of the arbitrator's fees and expenses.  Upon application to the arbitrator, the parties shall be entitled to limited discovery, including only exchange of documents and only depositions on such terms as the arbitrator may allow for purposes of fairness and to reduce the overall time and expense of the arbitration.

9.  Indemnification and Related Matters.

             9.1  Indemnification.

(a).  Buyer agrees to save, defend, indemnify and hold Seller and its officers and directors, parents, subsidiaries, affiliates, predecessors, successors and assigns (and their respective officers, directors, employees and agents) harmless from and against any loss, claims, liabilities, damages, costs and expenses, including attorneys' fees incurred with respect to third parties ("Damages") resulting from, based upon, or arising out of:

(i)  any breaches, occurring before, at or after Closing, of Contracts, Long Term Leases, permits, licenses, and all other agreements and obligations transferred or assigned to Buyer;

(ii)  the operation, management or condition  of the Assets or Business or, whether arising before, at or after the Closing, excluding only those matters covered by Section 8 above; and

(iii)  all matters assumed by the Buyer pursuant to any and all provisions of this Agreement or any related agreement.

(iv)  all actions, claims, suits, proceedings, demands, assessments, judgments, costs and expenses, including attorneys' fees (incurred with respect to third parties), with respect to the foregoing.

            9.2  Determination of Damages; Claims.  In calculating any amounts payable to Seller pursuant to Section 9 (a), Buyer shall receive credit for (i) any reduction in tax liability as a result of the facts giving rise to the claim for indemnification, and (ii) any insurance recoveries.

10.   Employee Matters.

            10.1  Definitions.

(a).  Employees.  The term "Employees" shall mean all of the persons actively employed by Seller in daily operations in hourly or salaried status immediately preceding the Closing, and those persons identified in Schedule 10.2(f) as employed by Seller in daily operation of the Business who are either a) on disability, or b) on leave of absence.  This does not include persons listed in Schedule 10.1(a), which lists executive officers of Seller.

(b).  Transferring Employees.  All Employees, who apply for, are offered, and who accept employment with Buyer on the Closing Date or within 90 days thereafter.

10.2

Applications/Hiring.

(a).  Within ten (10) days after the date this Agreement is signed, Buyer will provide applications for employment to all Seller's Employees under exact same terms as present employment, provided that Buyer may also notify Seller of positions which it may not wish to continue.  Buyer and Seller will cooperate in preparing Employee meetings.

(b).  Employees from whom applications will be solicited by Buyer will also be provided with a document or documents setting forth the essential terms and conditions of employment under which Buyer intends to operate the Assets.  Buyer will consider applications from all Employees of Seller who apply for employment under such terms and conditions of employment pursuant to its normal hiring procedure.  If applications acceptable to Buyer are received from Seller's Salaried Employees, offers of employment shall be extended within fifteen (15) working days of application receipt or as soon as reasonably practical thereafter.  Offers to other Employees who submit application and who are acceptable to Buyer will be extended on or before the Closing Date.

10.3

Employment Obligations of Buyer

            (a).  Buyer's Obligations/Employment Claims.

(i)   Subject to the provisions of  Section 10, Buyer agrees to assume all employment-related obligations accruing on or after the Closing Date pertaining to Transferring Employees including, without limitation, compensation for services performed for Buyer (and related employment and withholding taxes); benefits accrued under any Buyer-sponsored employee welfare or pension benefit plan (as defined under ERISA Sections 3(1) and 3(2), respectively); benefits accrued under any other employee benefit plan or arrangement of Buyer covering the Transferring Employees; and workers' compensation benefits with respect to claims relating to events occurring on or after the Closing Date or filed more than one- hundred eighty (180) days after the Closing Date, regardless of date of accident or illness.

(ii)  Buyer will retain all liability for all claims, losses, damages, and expenses (including, without limitation, reasonable attorney's fees), and other liabilities and obligations relating to or arising out of all unfair labor practice charges, wrongful termination litigation, employment discrimination charges, severance claims, health and welfare claims, retirement claims and any other claims related to employment and based upon Buyer's conduct on or after the Closing Date which are filed within applicable statutes of limitations.

               (b).  Vacation Obligations/Transferring Employees.

(i)   Vacation earned as of October 30, 2006 and to be taken in 2006 by Transferring Employees under Seller's vacation policy will be credited to Transferring Employees on the Closing Date to the extent not then taken.  Buyer shall grant Transferring Employees time off with pay (vacation) for this full credited amount, or pay in lieu of time off for any portion not taken by December 31, 2006.  Within fifteen (15) days after the actual date of Closing Seller shall pay to Buyer the amount of such earned vacation pay payable by Buyer to such Transferring Employees.

(ii)  Vacation accruing in 2006 to be taken in 2007 by Transferring Employees will be determined in accordance with Buyer's vacation policy.  In the application of Buyer's vacation policy, Buyer shall recognize service of such Employees with Seller and its predecessors to the extent Seller recognized such service under its vacation policy.  Seller shall provide Buyer, on or before the Closing Date, with a list of such recognized service including the number of vacation weeks earned under Seller's Plan for all Employees as of October 30, 2006.  For those Transferring Employees who remain in Buyer's employment until at least January 1, 2007, Buyer will accrue vacation from January 1, 2006 notwithstanding the fact that the Transferring Employees were not its Employees until after the Closing Date.  For those who do not remain in employment with Buyer until year end, vacation will accrue 1/12 pro rata for each completed calendar month of employment between the Closing Date and December 31, 2006.

               (c).  Severance Pay Obligations.

(i)  Any Salaried Transferring Employee hired by Buyer who is terminated during the first six (6) months following the month in which the Closing Date occurs, for reasons other than cause or misconduct, shall receive severance pay from Buyer equal to that which he or she would have received under Seller's severance pay policies as written on January 1, 2006, generally applicable to Seller's Employees in like positions and pay status in the same amount which would have been payable had such Salaried Transferring Employee not been hired by Buyer.

(ii)  Any Salaried Transferring Employee hired by Buyer who is terminated by Buyer after the six (6) month period in (ii) above or any other Transferring Employee will receive severance pay, if any, in accordance with Buyer's severance pay policies uniformly applicable to other Employees in positions of similar status and pay.  In the application of such policies, Buyer shall recognize the Transferring Employee's service with Seller from his or her most recent date of hire with Seller.

            10.4  Employee Benefits.

(a).  All Transferring Employees of the Northwest or who accept employment with Buyer and commence such employment immediately on the Closing Date will be, starting on the Closing Date, covered by Buyer's existing employee benefit plans in accordance with their terms and will be subject to Buyer's existing employment policies, as applicable to Buyer's Employees who are similarly situated.  Transferring Employees shall be credited with their service with Seller from their most recent date of hire for purposes of vesting, participation and eligibility (but not benefit calculations, except as provided in Section 10 pertaining to certain Salaried Employees), under Buyer's plans and policies, as though such service had been with Buyer.

(b).  With respect to Buyer medical coverage, there shall be no waiting period for participation by Transferring Employees or their dependents and they shall be credited with any deductibles satisfied under Seller's medical plans for claims incurred during calendar year 2006 in meeting the deductible requirements of Buyer's plans.  Buyer will also waive any preexisting condition restrictions under the Buyer Welfare Plans with respect to Transferring Employees or their dependents.

(c).  Buyer will provide no benefit coverage to a Transferring Employee or his or her dependents to the extent that such person has not reported to work and continues to be eligible by reason of disability under the Seller Welfare Plans in accordance with their terms as in effect immediately prior to the Closing Date.

(d).  In particular, but without limitation, (i) claims for medical, hospital or other health care expenses incurred by Transferring Employees or their dependents on or after the Closing Date shall be covered under the Buyer Welfare Plans, subject to the limitations thereof and claims for such expenses incurred by Transferring Employees or their dependents prior to the Closing Date shall be covered, subject to the limitations thereof (but in accordance with the terms of this Agreement), under Seller's Welfare Plans; (ii) claims of Transferring Employees or their dependents for life insurance, accidental death and dismemberment and disability benefits with respect to death, disability or other injury occurring on or after the Closing Date shall be covered under Buyer's Welfare Plans, and claim for such benefits with respect to death, disability or injury occurring prior to the Closing Date shall be covered under Seller's plans (as applicable).  The amount and type of benefits payable in any case shall be determined in accordance with the terms of the applicable Welfare Plan.  Seller and Buyer acknowledge that certain Transferring Employees who will have attained age 65 or age 55 and 5 years of service for purposes of Seller's retiree medical plan as of the Closing Date will be eligible to elect retiree medical coverage under Seller's retiree medical plan, but only if they do so immediately after the Closing Date; that such coverage requires payment of contributions in an amount determined by Seller pursuant to Seller's retiree medical plan with respect to all participants in such retiree plans and is secondary to active coverage under Buyer's medical plans while the Transferring Employees are participating in any of Buyer's medical plans which may cover such Employees.

            10.5   No Third-Party Beneficiary.  This Agreement is being entered into solely for the benefit of the parties hereto, and the parties do not intend that any Employee or any other person shall be a third-party beneficiary of the covenants by either Seller or Buyer contained in this Agreement; provided, however, that any Transferring Salaried Employee shall have the right to directly enforce the provisions of Section 10 against Buyer, and if legal action is instituted in connection therewith, the prevailing party shall be entitled to its reasonable attorney fees as set by the court or courts at trial and on any appeal.

            10.6  Indemnification.  Anything in this Agreement to the contrary notwithstanding, the Buyer agrees to indemnify the Seller against and hold the Seller harmless from any and all claims, losses, damages, expenses, obligations and liabilities arising out of or otherwise in respect of  any failure of the Buyer to discharge its respective obligations under this Section 10..  This indemnity shall survive closing.

11.  Miscellaneous.

            11.1  Finders.  Buyer and Seller respectively represent and warrant that they have not employed or utilized the services of any broker or finder in connection with this Agreement or the transactions contemplated by it.  Buyer shall indemnify and hold Seller harmless from and against any and all claims for brokers' commissions made by any third party as a result of this Agreement and transactions contemplated hereunder to the extent that any such commission was incurred, or alleged to have been incurred, by, through or under Buyer.

            11.2  Entire Agreement.  This Agreement (contains, and is intended as, a complete statement of all of the terms of the arrangements between the parties with respect to the matters provided for, supersedes any previous agreements and understandings between the parties with respect to those matters, and cannot be changed or terminated orally.

            11.3  Governing Law.  Seller and Buyer each hereby consent to personal jurisdiction in any action brought with respect to this Agreement and the transactions contemplated hereunder in Ontario, Canada and to the arbitration described in Section 8of this Agreement shall be governed by and construed in accordance with the law of the Province of Ontario, Canada.

            11.4  Notices.  All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally or mailed by registered mail, return receipt requested, to the parties at the following addresses (or to such address as a party may have specified by notice given to the other party pursuant to this provision):

            If to Buyer to:

MIAD Information Systems Ltd.

c/o 43 Riviera Dr, Unit #6

Markham, Ont

L3R 5J6

            Attention:  President

            If to Seller, to:

MIAD Systems Ltd

c/o Frascona, Joiner,Goodman and Greenstein

            4750 Table Mesa Dr.

            Boulder, Colorado 80305

Attention:  Mr.G . Joyner

            11.5  Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement which shall remain in full force and effect.

            11.6  Further Assurances and Assistance.  Buyer and Seller agree that each will execute and deliver to the other any and all documents, in addition to those expressly provided for herein, that may be necessary or appropriate to effectuate the provisions of this Agreement, whether before, at or after the Closing.  Seller agrees that, at any time and from time to time after the Closing, it will execute and deliver to Buyer such further assignments or other written assurances as Buyer may reasonably request to perfect and protect Buyer's title to the Assets.

            11.7  Survival.  The terms, covenants, agreements, representations and warranties contained in or made pursuant to this Agreement together with all indemnities and undertakings contained herein shall survive the Closing, subject to the time limits specified herein, if any, delivery of the Purchase Price and delivery and/or recordation of the instruments of conveyances and assignment, bills of sale, assignments of contract rights and other closing documents, and shall not be deemed to have been merged in any of the documents delivered at the Closing, irrespective of any investigation made by or on behalf of any party.

            11.8  Waiver.  Any party may waive compliance by another with any of the provisions of this Agreement.  No waiver of any provision shall be construed as a waiver of any other provision.  Any waiver must be in writing and signed by the party waiving such provision.

            11.9  Binding Effect; Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.  Except as expressly set forth herein, nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this

Agreement, including any such person or entity asserting rights as a third party beneficiary with respect to environmental matters.  No assignment of this Agreement or of any rights or obligation hereunder may be made by either party (by operation of law or otherwise) without the prior written consent of the other and any attempted assignment without the required consent shall be void; provided, however, that no such consent shall be required of Buyer to assign its rights under this Agreement to one or more Designees, but no such assignment by Buyer of its rights or obligations hereunder shall relieve Buyer of any of its obligations to Seller under this Agreement.  Further, no such consent shall be required of Seller to assign its rights or obligations under this Agreement to one or more Affiliates of Seller, but no such assignment by seller of its rights or obligations hereunder shall relieve Seller of any of its obligations to Buyer hereunder.

            11.10    Counterparts.  This Agreement may be executed in counterparts, each of which shall be an original, but which together shall constitute one and the same Agreement.

            11.11  No Recordation.  Neither this Agreement nor a memorandum hereof shall be recorded in any jurisdiction or public record.

            11.12  Transitional Services.  At the request of Seller, Buyer will continue to provide accounting, payroll, and general administration services to Seller for a reasonable period of time after the Closing on a basis consistent with past practice.

            11.13  No Presumptions.  This Agreement is a result of negotiations between Seller and Buyer, both of whom are represented by counsel of their choosing.  No presumption shall exist in favor of either party concerning the interpretation of the documents constituting this Agreement by reason of which party drafted the documents.

[remainder of page intentionally left blank]

MIAD SYSTEMS LTD.

By: ______________________      Date:_____________

 Title:

MIAD INFORMATION SYSTEMS LTD.

 By: ______________________    Date:______________

Title: President & CEO

MIAD SYSTEMS LTD.

By: ______________________ Date: 10 Oct 2006
Title: Director

MIAD INFORMATION SYSTEMS LTD.

By: ______________________ Date: Oct 10th/06.
Title: President & CEO

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